Exhibit 10.14

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [__________] (“Executive”) and Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), effective as of [__________], 202[ ] (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control.  The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control.  These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

5. Term of Agreement.  This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.  Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control.  If Executive becomes entitled to benefits under Section 3(a) or Section 3(b) during the term of this

Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

6. At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company, nor will they interfere with or limit in any way the right of the Company or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.

7. Severance Benefits.

(a) Termination without Cause or Other than Death or Disability or Resignation for Good Reason Other than During the Change in Control Period.  If a Qualifying Termination occurs other than during the Change in Control Period, then subject to Section 4, Executive will receive the following severance from the Company:

Base Salary Severance.  Executive will receive continuing payments of Salary, less any applicable withholdings, for a period of twelve (12) months following the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, Executive will receive Company-paid group health, dental and vision coverage for Executive and Executive’s eligible dependents, as applicable, at the coverage levels in effect immediately prior to the termination of Executive’s employment (the “COBRA Severance”) until the earliest of: (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans, or (C) the expiration of Executive’s and Executive’s eligible dependents’ (as applicable) eligibility for continuation coverage under COBRA.

(b) Termination without Cause or Other than Death or Disability or Resignation for Good Reason On or Within Twelve Months Following a Change in Control.  If a Qualifying Termination occurs during the Change in Control Period, then subject to Section 4,  Executive will receive the following severance from the Company:

(i) Base Salary Severance.  Executive will receive continuing payments of Salary, less any applicable withholdings, for a period of twelve (12) months following the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

(ii) Prorated Target Bonus Severance.  Executive will receive a lump sum cash payment equal to Executive’s annualized target bonus in effect for the year in which the Qualifying Termination occurs, provided that such amount will be prorated based on a fraction, the numerator of which is the number of days during which Executive was employed with the Company (or its successor) in the year that the Qualifying Termination occurs, and the denominator of which is the total number of days in such year (the “Prorated Bonus Severance”).

(iii) Continued Employee Benefits.  If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will provide the COBRA Severance until the earliest of: (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans, or (C) the expiration of Executive’s and Executive’s eligible dependents’ (as applicable) eligibility for continuation coverage under COBRA.

(iv) Equity.  One hundred percent (100%) of the unvested portion of the Executive’s then-outstanding equity awards (the “Awards”) will immediately vest and, to the extent applicable, become exercisable, as of the date of such termination.  To the extent that an Award is subject to performance-based vesting at the time of such termination, such performance goals will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award agreement.    The Awards will remain exercisable, to the extent applicable, following Executive’s termination for the period prescribed in the applicable equity plan and agreement for each Award.

(c) Other Termination.  If Executive’s employment with the Company terminates other than as set forth in Section 3(a) or 3(b) above, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Accrued Amounts.  On any termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(e) Non-duplication of Payment or Benefits.  Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage severance benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

8. Conditions to Receipt of Severance.

(a) Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance payments or benefits under this Agreement.  No severance payments and benefits under Section 3(a) or 3(b) of this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the date the Release becomes effective and irrevocable (including, if applicable, the lump sum cash payment under Section 4(c) below) will be paid, subject to the requirements of Section 4(d) below, on the Company’s first regularly scheduled payroll date on or following the date the Release becomes effective and irrevocable.  Any restricted stock units, performance units, performance shares, and/or similar full value awards that accelerate vesting under this Agreement (“Full Value Awards”) will be settled (subject to Section 4(d) below and the terms of any award agreement or other Company plan, policy, or arrangement governing the settlement timing of such award to the extent such terms specifically require different payment timing in order to comply with the requirements of Section 409A, as applicable (the “Full Value Settlement Provisions”), on a date within ten (10) days following the date the Release becomes effective and irrevocable.

(b) Confidential Information and Invention Assignment Agreements.  Executive’s receipt of any payments or benefits under Sections 3(a) and 3(b) will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c) COBRA Severance Limitations.  Notwithstanding the provisions of Sections 3(a)(ii) and 3(b)(ii),  if the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), then in lieu of such COBRA Severance, and subject to any delay required by this Section 4, the Company will provide to Executive a taxable lump sum cash payment in an amount equal to the product of (x) the number of months of Salary severance specified in Section 3(a)(i) or 3(b)(i), as applicable, multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health, dental and vision coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of termination of Executive’s employment (which amount will be based on the premium for the first month of COBRA coverage for Executive and Executive’s eligible dependents), which payment will be made regardless of whether Executive elects COBRA continuation coverage (the “Taxable Payment”).  For the avoidance of doubt, the Taxable Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Severance or the Taxable Payment without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), Executive will not receive any COBRA Severance or Taxable Amount under this Agreement.

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time (“Section 409A”).  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(d)(iii) (or with respect to Full Value Awards, such time or times as required by any applicable Full Value Settlement Provisions).  Except as required by Section 4(d)(iii) and any applicable Full Value Settlement Provisions, any Deferred Payments payable in installments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that is within the limit set forth thereunder will not constitute Deferred Payments for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company or any of its subsidiaries or other affiliates have any obligation, responsibility or liability to reimburse, indemnify or hold harmless Executive for any taxes imposed, or other costs incurred, as result of Section 409A.

9. Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise that Executive would receive from the Company or any other party whether in connection with the provisions of this Agreement or otherwise (the “Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be either:

(a) delivered in full, or
(b)	delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax under Code Section 4999 will be the first cash payment to be reduced); (ii) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G) in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first), (iii) reduction of accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced).  In no event will Executive have any discretion with respect to the ordering of Payment reductions.  Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 5.  The Company will have no liability to Executive for the determinations of the Firm.

10. Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a) Cause.  “Cause” means (i) conviction of any felony; (ii) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to the Company; (iii) participation in a fraud or willful act of dishonesty against the Company that causes, or is likely to cause, material harm to the Company; (iv) intentional and material damage to the Company’s property; or (v) material breach of the Company’s Proprietary Information and Inventions Agreement.

(b) Change in Control. “Change in Control” means the first occurrence of any of the following on or after the Effective Date:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control.  Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i).  For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Change in Control Period. “Change in Control Period” means the period beginning upon the occurrence of a Change in Control through the date twelve (12) months following a Change in Control.

(d) Disability.  “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(e) Good Reason.  “Good Reason” means Executive’s termination of his or her employment with the Company within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, authority, or responsibilities, relative to Employee’s duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (for example, where Executive retains essentially the same responsibility and duties of the subsidiary, business unit or division substantially containing the Company’s business following a Change in Control) shall not constitute “Good Reason”; (ii) a material reduction by the Company in Executive’s annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than ten percent (10%) of Executive’s annualized base compensation in any one year, other than a reduction applicable to executives generally that does not adversely affect Executive to a greater extent than other similarly situated executives); (iii) the relocation of Executive’s principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles; or (iv) the failure of the Company to obtain the assumption of this Agreement by a successor.  In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.  To the extent Executive’s primary work location is not the Company’s corporate offices due to a shelter‑in‑place order, quarantine order, or similar work‑from‑home requirement that applies to Executive, Executive’s primary office location, from which a change in location under the foregoing clause (iii) will be measured, will be considered the Company’s office location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

(f) Qualifying Termination.  “Qualifying Termination” means either (i) the Company terminates Executive’s employment with the Company for a reason other than (A) Cause, (B) Executive’s death, or (C) Executive’s Disability or (ii) Executive resigns for Good Reason.

(g) Salary.  “Salary” means Executive’s base salary as in effect immediately prior to the termination of Executive’s employment (unless such termination occurs as a result of clause (ii) of the definition of “Good Reason” under Section 6(e), in which case the amount will be equal to Executive’s base salary as in effect immediately prior to such reduction) or, if greater in the case of a Qualifying Termination during the Change in Control Period, as in effect immediately prior to the Change in Control.

11. Successors.

(a) The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Notwithstanding the foregoing, none of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notice.

(a) General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given (a) upon actual delivery to the party to be notified, (b) twenty-four (24) hours after confirmed facsimile transmission, (c) one (1) business day after deposit with a recognized overnight courier, or (d) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to Executive, at the address Executive will have most recently furnished to the Company in writing, or (ii) if to the Company, to its corporate headquarters and all notices will be directed to the General Counsel of the Company.

(b) Notice of Termination.  Any termination of Executive’s employment by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice or in the case of Executive’s resignation for Good Reason, in accordance with the requirements under Section 6(e)).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

(c) Resignation.  The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.

13. Miscellaneous Provisions.

(a) No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source except as specified in Sections 3(e),  4(d) and 5.

(b) Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law.  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Mateo County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability.  The invalidity, illegality, or unenforceability of any provision or provisions of this Agreement will not affect the validity, legality or enforceability of any other provision hereof, which will remain in full force and effect, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

(g) Withholding.  The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non‑U.S. taxes or other required withholdings and payroll deductions (“Withholdings”).  Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits.  Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

o  O  o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date set forth above.

COMPANYPACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:

Name:

Title:

EXECUTIVEBy:

Name: [_________________________]